Exhibit 99.1

NEWS RELEASE	Company Contact:
For Immediate Distribution	Jackie Cossmon
408-616-7220
ir@XenoPort.com
XenoPort Appoints Catherine J. Friedman to Board
SANTA CLARA, CA, September 7, 2007 — XenoPort, Inc. (Nasdaq: XNPT) today announced the appointment of Catherine J. Friedman to its board of directors. Ms. Friedman is currently a consultant to companies in the life sciences industry. Prior to last year, she was an investment banker at Morgan Stanley for over 23 years.
“We are pleased to welcome Cathy to our board,” said Ronald W. Barrett, Ph.D., chief executive officer of XenoPort. “Cathy’s broad experience in advising companies in the healthcare industry will provide a valuable perspective to XenoPort as we continue to build a biopharmaceutical company focused on product candidates that treat diseases of the central nervous system.”
Ms. Friedman held numerous positions during her career with Morgan Stanley, including Managing Director from 1997 to 2006 and Head of West Coast Healthcare and Co-Head of the Biotechnology Practice from 1993 to 2006. Ms. Friedman received a B.A. from Harvard College and an M.B.A. from the University of Virginia Darden School of Business.
About XenoPort
XenoPort, Inc. is a biopharmaceutical company focused on developing a portfolio of internally discovered product candidates that utilize the body’s natural nutrient transport mechanisms to improve the therapeutic benefits of existing drugs. XenoPort’s most advanced product candidate, XP13512, has successfully completed a pivotal trial in its Phase 3 clinical program for the treatment of restless legs syndrome and has successfully completed a Phase 2a clinical trial for the management of post-herpetic neuralgia. XenoPort has also reported positive results from a Phase 2a clinical trial of its second product candidate, XP19986, in patients with gastroesophageal reflux disease.
To learn more about XenoPort, please visit the web site at www.XenoPort.com.
Forward-Looking Statements
This press release contains “forward-looking” statements, including, without limitation, all statements related to our planned development as a specialty pharmaceutical company. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort’s current expectations. Forward-looking statements involve risks and uncertainties. XenoPort’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the ability of the company to successfully conduct clinical trials for XP13512 and XP19986 and the uncertainty of the timing and results thereof; the uncertainty of the FDA approval process and other regulatory requirements; our dependence on our current and additional collaborative partners; and the therapeutic and commercial value of the company’s compounds. These and other risk factors are discussed under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the Securities and Exchange Commission on August 9, 2007. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.
XenoPort is a U.S. trademark of XenoPort, Inc.
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